EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-173746 on Form S-4 of our report dated March 31, 2011, (April 27, 2011 as to Note 17) relating to the consolidated financial statements of Delta Tucker Holdings, Inc. and subsidiaries and our report dated March 31, 2011, relating to the consolidated financial statements of DynCorp International Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

June 3, 2011